                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*


                         ALIGN-RITE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  016251 10 0
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                                 (CUSIP NUMBER)





---------------------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP Number 016251 10 0                                       Page 2 of 5 Pages


================================================================================
  1.        NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            James L. Mac Donald
--------------------------------------------------------------------------------
  2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [ ]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
  3.        SEC USE ONLY


--------------------------------------------------------------------------------
  4.        CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
--------------------------------------------------------------------------------
                       5.     SOLE VOTING POWER
       NUMBER OF              687,089 shares common stock
        SHARES       -----------------------------------------------------------
     BENEFICIALLY      6.     SHARED VOTING POWER
       OWNED BY               N/A
         EACH        -----------------------------------------------------------
       REPORTING       7.     SOLE DISPOSITIVE POWER
        PERSON                687,089 shares common stock
         WITH        -----------------------------------------------------------
                       8.     SHARED DISPOSITIVE POWER
                              N/A
--------------------------------------------------------------------------------
  9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            687,089 shares common stock
--------------------------------------------------------------------------------
  10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                                   [ ]
--------------------------------------------------------------------------------
  11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            14.84% of shares outstanding common stock
--------------------------------------------------------------------------------
  12.       TYPE OF REPORTING PERSON

            IN
================================================================================

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CUSIP Number 016251 10 0                                       Page 3 of 5 Pages


ITEM 1(a)        NAME OF ISSUER:

                 Align-Rite International, Inc.

ITEM 1(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 2428 Ontario Street, Burbank, California 91504

ITEM 2(a)        NAME OF PERSON FILING:

                 James L. Mac Donald

ITEM 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 11912 Susan Drive, Granada Hills, California 91344

ITEM 2(c)        CITIZENSHIP:

                 U.S.A.

ITEM 2(d)        TITLE OF CLASS OF SECURITIES:

                 Common Stock

ITEM 2(e)        CUSIP NUMBER:

                 016251 10  0

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                 N/A

ITEM 4           OWNERSHIP:

                 (a)    Amount Beneficially Owned:  687,089 shares common stock

                 (b)    Percent of Class:  14.84% of common stock

                 (c)    Number of Shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:
                               687,089

                        (ii)   shared power to vote or direct the vote:  N/A

                        (iii)  sole power to dispose or to direct the
                              disposition of:  687,089

                        (iv)   shared power to dispose or to direct the
                              disposition of:  N/A





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CUSIP Number 016251 10 0                                       Page 4 of 5 Pages

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         N/A

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         N/A

ITEM 9   NOTICE OF DISSOLUTION OF GROUP:

         N/A

ITEM 10  CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.





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CUSIP Number 016251 10 0                                       Page 5 of 5 Pages


SIGNATURE:       After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


DATE:            February 14, 1997



                                                     JAMES L. MAC DONALD



                                                     /s/ James L. Mac Donald
                                                     -----------------------
                                                         James L. Mac Donald